We have issued our report dated March 2, 1996 (except for Note B, as to which the date is June 27, 1996), accompanying the financial statements included in the Annual Report of CET Environmental Services, Inc. on form 10-K SB/A for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statement of CET Environmental Services, Inc. on Form S-8.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Irvine, California
August 13, 1996